Exhibit 10.36

URANIUM MINING LEASE AND AGREEMENT

This Uranium Mining Lease and Agreement (“Mining Lease”), effective as of October 12, 2006 (the “Effective Date”), between the JUAN TAFOYA LAND CORPORATION, a New Mexico Corporation (“Lessor”), and NEUTRON ENERGY, INC., a Wyoming Corporation (“Lessee”).

RECITALS

A.            Lessor is the owner in fee of land located in the Counties of Sandoval, Cibola, and McKinley, State of New Mexico, more particularly described in the attached Exhibit A incorporated by reference in this Mining Lease.

B.            The Parties desire to enter into an agreement relating (i) to Lessee’s entry upon, over and across the Property and (ii) payment by Lessee to Lessor for the right of entry and ingress and egress over, upon and across the Property, for the purpose of gaining access to any Mineral Deposits as may be found on the Property, for the exploitation of those Mineral Deposits, and for damage to or destruction of the surface estate of the Property as a result of Lessee’s exploitation of Mineral Deposits or other activities on the Property.

C.            Lessor seeks assurances that Lessee takes full responsibility for any and all environmental and reclamation obligations for Lessee’s activities on, in, or under the Property, and that Lessee will fully comply with any and all applicable federal, state, or local laws and regulations, whether environmental, reclamation, or otherwise (“Applicable Laws”), implicated by Lessee’s activities.

NOW, THEREFORE, in consideration of the payments, covenants and obligations set out in this Mining Lease, Lessor and Lessee mutually agree to the following provisions:

1.             DEFINITIONS.

A.            PROPERTY. “Property” means (i) the 4096.7 acres, more or less, owned by Lessor in fee located in the Counties of Sandoval, Cibola, and McKinley in the State of New

Mexico and described in Exhibit A to this Mining Lease, (ii) other fee real property presently owned by Lessor in any of said Counties, and (iii) any other fee real property hereafter acquired by Lessor within the exterior boundaries of the land described in Exhibit A.

B.            MINERAL DEPOSITS.      “Mineral Deposits” means uranium bearing ores and includes uranium, thorium, and any other fissionable material, together with vanadium, molybdenum, manganese, and other nonfissionable materials that are associated with uranium, uranium bearing ores and other fissionable materials.

C.            EXPLOITATION. “Exploitation” or “Exploit” means all means and methods selected by Lessee in its sole discretion, whether now known or discovered in the future, for determining and recovering the value contained in the Mineral Deposits in, on and under the Property, including but not limited to, geological and geophysical exploration activities; exploratory drilling operations; underground mining operations (including, without limitation, in-situ mining and solution mining operations, subject, however, to the provisions of Section 15 of this Mining Lease concerning water); surface activities in support of underground mining, including but not limited to drilling and operation of water or fluid recovery wells (subject however to the provisions of Section 15 of this Mining Lease concerning water); milling, processing, marketing, construction, maintenance and operation of Production Facilities (as defined in Section 1.D. below); stockpiling; and storage, deposit and disposal of ore, overburden, topsoil, tailings, waste and other materials. It is specifically agreed that Lessee shall not be permitted, and “Exploitation” and “Exploit” will not be interpreted to include, the use of any portion of the Property for open pit mining or strip mining operations for Mineral Deposits or the construction or operation of a merchant power generating facility or associated merchant generating facility infrastructure.

D.            PRODUCTION FACILITIES.      “Production Facilities” means facilities constructed, maintained and operated in support of and necessary, convenient or incident to the

Exploitation of Mineral Deposits including, without limitation, milling and processing facilities; temporary housing (subject to the provisions of Section 22 of this Mining Lease concerning residency on the Property); office facilities; utilities, including, without limitation, electrical, telecommunication, gas and water; transportation facilities; buildings, structures, equipment, machinery, shafts, openings and other surface and subsurface excavations, ditches, drains, railroads, roads, bridges, and other improvements; and facilities for the development, production and use of sand, gravel and other materials useful in and limited to construction of Production Facilities on the Property or on tracts within the exterior boundaries of the Property not owned by Lessor.

E.             PARTIES (PARTY).      The Parties to this Mining Lease are Lessor and Lessee. Each of Lessor and Lessee is a Party.

2.             LEASE.

A.            Lessor leases the Property to Lessee with the exclusive right and privilege:

(1)          to Exploit all Mineral Deposits on, in and under the Property;

(2)          to use so much of the surface as may be necessary, useful, or convenient in connection with the foregoing, including, without limitation, the right to construct and operate Production Facilities on the Property;

(3)          to Exploit Mineral Deposits on, in and under the Property using Production Facilities on adjoining and nearby lands and to exploit Mineral Deposits on, in and under adjoining and nearby lands using Production Facilities on the Property; and

(4)          to commingle, under or on the surface, ores, minerals and other materials from Mineral Deposits on, in and under the Property with ores, minerals and other materials from adjoining and nearby lands, provided, however, that (i) before commingling Lessee shall in good faith and in accordance with sound mining practices sample Mineral Deposits on, in and under the Property and Mineral Deposits on, in and under adjoining and nearby lands so that royalties payable to Lessor can be accurately and fairly determined and (ii) Lessee shall maintain complete and accurate records showing the results of such sampling and how royalties payable to Lessor are determined.

B.            Notwithstanding any other provision of this Mining Lease, Lessee agrees that:

(1)          Lessor reserves to itself the exclusive right to grant any other easements, rights, and privileges of any kind in any or all portions of the Property and to take any other actions with respect to the Property that the fee owner of the Property would normally be permitted to take and that do not unreasonably or materially interfere with the rights created in Lessee by this Mining Lease.

(2)          In the event of condemnation or taking by any means of any rights in the surface estate of the Property for any public purpose or by any public authority, the entire amount of any compensation or award received will belong to Lessor, except that Lessee will be entitled to receive the portion, if any, of any such compensation or award attributable to improvements and other property constructed or placed by Lessee on the Property.

(3)          Lessor has not granted Lessee any rights under this Mining Lease to purchase all or any portion of the Property for any purpose or at any price.

(4)          Lessor has not granted Lessee any rights in, ownership of, or control over, any archeological or paleontological items or artifacts that may be found or identified at any place within the Property, and all such items or artifacts are reserved to Lessor. In its activities on the Property, Lessee shall comply with all Applicable Laws concerning the identification and protection of any archeological or paleontological sites, and shall conduct a cultural resources survey to inventory cultural resources in advance of any disturbance regardless of whether such a survey and inventory would be required by Applicable Laws. Lessee agrees to use its best efforts and due diligence to avoid or to mitigate damage to any such sites. However, Lessee will not be liable for damage to such sites so long as it exercises ordinary and reasonable care.

3.             TERM OF LEASE. This Mining Lease will extend for a primary term of ten (10) years from the Effective Date. At the end of the ten (10) year primary term, this Mining Lease shall be extended on a year-to-year basis for so long as Lessee is in good faith engaged on the Property in (i) the Active Exploitation of Mineral Deposits and/or (ii) reclamation, restoration, decommissioning or decontamination activities required by this Mining Lease and/or by Applicable Laws. “Active Exploitation” includes exploration, development, permitting, preparing for production, production and processing.

4.             RENT. Lessor agrees to make an initial cash payment to Lessor of $1,250,000.00 upon the execution of this Mining Lease. This payment and payments of annual base rent pursuant to this Section 4 are nonrefundable and shall not be recovered by Lessee from royalties to be paid to Lessor during the term of the Mining Lease. In addition to paying the initial cash payment of $1,250,000.00 to Lessor, Lessee agrees to pay to Lessor base rent of $225,000.00 per year for the first five years of this Mining Lease and $337,500.00 per year for the second five years of this Mining Lease. The first annual rental payment shall be made concurrently with the $1,250,000.00 initial cash payment upon the execution of this Mining Lease. As provided in Section 17, despite any surrender and release by Lessee of this Mining Lease as to all or any part of the Property during the first ten years hereof, Lessee shall continue to pay annual base rent pursuant to this Section 4 for the first ten years hereof unless on the date a rent payment is due (i) uranium mining in all or any portion of the State of New Mexico that includes the Property has been banned by any governmental authority, (ii) the “Uranium Sale Price” (as defined in Section 6.A (2)) is less than $25 per pound, or (iii) an independent engineering firm has determined that it would be uneconomic to mine uranium deposits on the Property. After the end of the tenth year of this Mining Lease, Lessee shall for so long as it is engaged on the Property in Active Exploitation of Mineral Deposits pay annual base rent of $75 per acre subject to this Mining Lease on the date rent is due. The amount of rent paid by Lessee for any lease year after the tenth lease year shall be deducted from royalties otherwise payable for such year pursuant to Section 6 and no royalties shall be payable for any lease year after the tenth lease year until the aggregate amount of royalties otherwise payable for such lease year exceeds the amount of rent paid for the same lease year. All rent payments shall be made on the anniversary of this Mining Lease by wire transfer to the bank account designated by Lessor, or by certified check, drawn on a United States bank, payable to Lessor and sent to Lessor by certified mail to the address provided for in Section 30. After Active Exploitation of Mineral Deposits permanently ceases and while Lessee is engaged in reclamation, restoration, decommissioning and decontamination activities required by this Mining Lease and/or by Applicable Laws, Lessee shall have no obligation to pay annual base rent.

5.             PROSPECTING AND MINING.

A.          Lessee shall conduct its prospecting and/or mining activities on the Property with reasonable diligence and skill for the purpose of achieving and maintaining the production of Mineral Deposits consistent with good mining and business practices, and shall comply with all Applicable Laws as further set out in this Mining Lease.

B.           Lessee shall within ninety (90) days after the end of the term, termination or surrender of this Mining Lease deliver to Lessor all (i) drill logs, core assay data and other non-interpretive and non-analytical data obtained by Lessee in connection with its drilling operations on the Property and (ii) records relating to pumping and beneficial use of water from wells on the Property.

C.           Annually, on each anniversary date of this Mining Lease, Lessee will provide to Lessor a written schedule of all significant activity conducted within the Property during the immediately preceding year, including: (i) a description of the nature of the activity; (ii) the inclusive dates on which the activity was performed; and (iii) the projected section or sections of land upon which the activity was performed.

D.          Promptly following the execution of this Mining Lease by both Parties, Lessor shall deliver to Lessee copies of drill hole maps, ore reserve maps, and any other documents in the possession of or available to Lessor relating to uranium deposits on the Property.

6.               ROYALTY.

A.          On Uranium.

(1)            Lessee shall pay Lessor a gross proceeds royalty on all U308 and uranium in any other form produced from the Property (“Uranium Concentrates”) according to the following schedule:

Royalty Rate	Uranium Sale Price (as defined below)

4.65%	$40.00 or less per pound
5.00%	$40.01-$65.00 per pound
5.75%	$65.01-$75.00 per pound
6.50%	$75.00 or more per pound.

(2)            “Uranium Sale Price,” for purposes hereof, shall be the actual sale price of Uranium Concentrates; provided, however, that with respect to any Uranium Concentrates (i) not sold within six (6) months after Lessee’s receipt thereof or (ii) sold to an affiliate of Lessee, “Uranium Sale Price” shall be the weighted average “price for spot market sales” (as defined in the following sentence) of United States source uranium for the calendar quarter in which Lessee receives such Uranium Concentrates. “Price for spot market sales” shall be the price that is reported as the average TradeTech Exchange Value (“NEV”) per pound of U308 or, in the event the NEV is not available, such other appropriate index of spot market sale price as is customarily accepted and relied upon by the uranium industry; and further provided, that after such Uranium Concentrates have been sold, royalty previously paid thereon shall be adjusted on the basis of the actual sale price thereof, and Lessee shall either pay to Lessor any additional royalty owed or withhold from future royalty payments any excess amount previously paid.

B.            On Other Minerals. On minerals other than Uranium Concentrates (“Other Minerals”) that are recovered and sold by Lessee from the Property, Lessee shall pay Lessor a royalty of five percent (5.0%) of the actual sale price.

C.            Payment of Royalties. Lessee shall pay Lessor any and all royalties due hereunder within forty five (45) days following its receipt of the proceeds from the sale of the Uranium Concentrates or Other Minerals or within six (6) months after its receipt of unsold Uranium Concentrates, whichever first occurs. Each royalty payment shall be accompanied by a statement showing (i) applicable quantities and (a) for Uranium Concentrates, Uranium Sale Prices, and (b) for Other Minerals, actual sales price, and (iii) any other information utilized in calculating the payment.

7.             ACCESS OF LESSOR TO BOOKS AND PREMISES. Lessee shall keep accurate and complete maps, drill logs, books of accounts in accordance with general accounting principles, and records of all activities performed under this Mining Lease that are reasonably required for the proper computation of royalties. Lessee shall at Lessor’s request provide Lessor with information from such records utilized in calculating the amounts due under this Lease from Lessee to Lessor. Lessor will be entitled, at any reasonable time during normal business hours, to inspect and copy such records. The information provided to Lessor will be sufficiently detailed and clearly identified to allow a full understanding of the calculations performed in determining royalties, and the information will include, without limitation, sales volumes, Uranium Sale Price, and actual sale price of Other Minerals. The Parties specifically agree, however, that all such information shall be confidential and that Lessor shall not divulge any of such information to any person for any purpose except as may reasonably be required by Lessor in order to verify amounts due to be paid by Lessee to Lessor under the terms of this Mining Lease, or to enforce the terms of this Mining Lease.

8.             TAXES.      Except for any income taxes and any other taxes and assessments accruing by reason of the initial cash payment or any royalty, rent or other amount paid or payable under this Mining Lease by Lessee to Lessor, Lessee will pay any additional taxes or assessments that may be levied or assessed against Lessor as a direct result of any activities by Lessee under this Mining Lease including, without limitation, the construction and use of any improvements by Lessee on the Property. Lessee specifically agrees to pay all annual property taxes assessed against the Property for 2007 and subsequent years in excess of $476.35 for the duration of this Mining Lease, as well as all severance taxes imposed as a result of Lessee’s activities on the Property.

9.             INSURANCE.      Lessee agrees and covenants to carry and maintain in full effect during the term of this Mining Lease, and during any extension or renewal thereof, adequate insurance coverage to prevent Lessor from suffering damages of any nature by virtue of Lessee’s utilization of the Property, including:

(A)        Worker’s compensation coverage on all employees engaged in operations on the Property; and

(B)         General liability insurance covering bodily injury and property damage liability in a form and with an insurance company acceptable to Lessor, with a combined single limit of $5,000,000 per occurrence. Lessee shall cause Lessor to be named as an additional-named insured on such policy of insurance, and shall deliver proof thereof to Lessor. During the term of this Mining Lease or any extensions or renewals of this Mining Lease, Lessee shall provide Lessor continuing evidence of ongoing insurance coverage in the form of valid certificates of insurance.

C.            Lessee shall require any contractor employed by Lessee to perform any manner of work on, in, or under the Property, to carry and maintain insurance coverage as set forth above.

Lessee shall require any such contractor to obtain additional-named insured coverage for Lessor under its policy of liability insurance prior to commencing work.

10. INDEMNIFICATION.

A.            Lessee agrees to indemnify, protect, defend and hold Lessor harmless from and against any and all environmental (including, without limitation, environmental protection or reclamation-related) or non-environmental claims, losses, demands, lawsuits, citizen suits, proceedings, enforcement actions, administrative orders, liabilities, costs, damages, injury and litigation expenses (including, without limitation, attorneys’ and experts’ fees), arising in any way and at any time (whether before or after the end of the term, termination or surrender and release of this Mining Lease for any reason) from Lessee’s use, Exploitation, or other activities on, in or under the Property, or from conditions on, in or under such lands to the extent such conditions were created or caused by Lessee, its employees, contractors, affiliates, successors, venture partners, permittees, agents or other representatives.

B.            This agreement to indemnify does not extend to liability, claims, damages, losses or expenses, including attorney fees, caused by or resulting from, in whole or in part, the negligence, act or omission of Lessor, or the agents or employees of Lessor, in the performance of a “construction contract” as defined in NMSA 1978, § 56-7-1, or in the performance of an “agreement pertaining to a well for oil, gas or water, or mine for a mineral” as defined in NMSA 1978, § 56-7-2. This limitation on Lessee’s agreement to indemnify is intended solely to ensure that the agreement satisfies either or both of New Mexico’s anti-indemnification provisions, NMSA 1978, §§ 56-7-1 and 56-7-2, as may be applicable.

11.           WARRANTY.      Lessor makes no warranty as to title to the Property. Lessor is aware of no liens or encumbrances that would affect the operations of Lessee in any manner, but makes no warranty as to the existence of any such liens and encumbrances, except that it has paid property taxes due on the Property for 2006 and prior years. Lessee acknowledges that it examined Lessor’s ownership of and title to the Property prior to entering into this Mining Lease, and except as expressly provided to the contrary in this Section 11, bears the sole risk of any defects in title, liens or other encumbrances (except any arising out of property taxes due on the Property for 2006 or prior years) existing on the Effective Date which may affect Lessee’s operations during the term hereof; provided, however, that if (i) Lessor’s title fails as to any part of the Property, no rents or royalties shall thereafter be payable with respect to that part of the Property, (ii) Lessor owns part of but not the entire interest in any part of the Property, rents and royalties shall be reduced proportionately with respect to that part of the Property, and (iii) any part of the Property is subject to any obligation to pay to any third party any royalty or other amount in addition to the rent and the royalty expressly provided for herein, any such additional royalty or other payment shall be deducted from amounts otherwise payable to Lessor hereunder; and provided further, that in no event shall Lessor be required to refund any part of the initial cash payment of $1,250.000.00, any rent or royalty, or any other amount hereunder theretofore received by Lessor. Lessor shall not by action or inaction after the Effective Date grant or permit any interest in or encumbrance upon the Property that interferes in any material way with Lessee’s rights, titles or interests in, to or under this Mining Lease.

12. DAMAGE TO TANGIBLE IMPROVEMENTS, FIXTURES AND PERSONAL PROPERTY OF LESSOR. In the event Lessee’s activities on the Property result in damage to or destruction of any tangible improvements, fixtures or personal property of Lessor located within the Property, including but not limited to buildings, fences, irrigation ditches, cattle guards, power lines, roads, or vehicles, Lessee shall promptly repair such damage or destruction. If Lessee does not repair such damage within 30 days of learning or receiving notice of such damages, Lessee will be obligated to pay to Lessor one hundred fifty percent (150%) of the actual and reasonable cost of repairing or replacing the tangible improvements, fixtures or personal property, which cost of repair or replacement will be determined as of the date on which the damage or destruction is repaired or replaced.

13. DAMAGE TO AGRICULTURAL LAND AND LIVESTOCK.

A.            Lessee shall pay Lessor $500 as compensation for each acre of crops damaged or destroyed by Lessee’s activities on the Property.

B.            Lessee shall pay Lessor $200 as compensation for each acre of improved pasture damaged or destroyed by Lessee’s activities on the Property.

C.            Lessee shall pay Lessor $500 per animal for any livestock damaged or destroyed by Lessee’s activities on the Property.

14.           COMPLIANCE WITH LAW. Lessee’s use of the Property, and any Exploitation or other activities on, in, or under such lands, shall be undertaken by Lessee in compliance with all Applicable Laws, including, without limitation, those concerning mining methods, environmental matters and reclamation. At a minimum, Lessee shall fully reclaim all disturbances, occasioned by Lessee, in accordance with the reclamation and performance standards set forth in the New Mexico Mining Act, as well as in regulations adopted thereunder, or under the federal Atomic Energy Act, Uranium Mill Tailings Radiation Control Act, or other Applicable Laws. Any termination of this Mining Lease notwithstanding, and unless otherwise agreed in writing, Lessee agrees, both during and after the term of this Mining Lease, to take full responsibility for such compliance and reclamation and for any legal liability (whether related to environmental, reclamation or otherwise) or enforcement proceedings arising from Lessee’s activities or conditions caused by or resulting from such activities on, in or under such lands to the extent such conditions were created or caused by Lessee, its employees, contractors, affiliates, venture partners, permittees, agents, or other representatives. In addition, all activities or work performed or caused to be performed by Lessee on such lands shall be performed in accordance with the best prevailing practices in the mining and reclamation fields, and in a manner to minimize any detrimental effects to Lessor’s established and customary uses of the Property, including grazing of livestock.

15. WATER.

A.            Lessor grants to Lessee the right to use any water rights owned by Lessor, and grants Lessee access to any surface or ground water sources from which Lessor has a legal right to divert water for beneficial use. Lessor also grants to Lessee the right to use all wells, dams, surface diversions, ditches, storage tanks, and related fixtures and appurtenances existing on the Effective Date, in its activities on the Property. Notwithstanding the foregoing, Lessor reserves the right to use so much water as is necessary for domestic, grazing, ranching and agricultural purposes on the Property, and reserves the right to use any and all wells, storage tanks, surface diversions, ditches, impoundments and other related appurtenances existing on the Effective Date, necessary for such uses of water.

B.            Lessee acknowledges that Lessee’s water rights are primarily declared water rights, and Lessee will bear sole responsibility for compliance with any and all laws applicable to its use of water in its activities on the Property. Lessee will obtain at its own expense any permits from the Office of the New Mexico State Engineer which may be necessary for use of water in its activities on the Property.

C.            Lessee shall not knowingly take any action in connection with the exercise of its rights under this Mining Lease that would jeopardize or materially degrade the quality and quantity of water available to Lessor from Lessor’s sources. In the event Lessee takes any action in connection with its rights under this Mining Lease that results in any material degradation of the quality and quantity of water available to Lessor, then, in addition to taking full responsibility for any liabilities as provided in Sections 10 and 14 of this Mining Lease, Lessee shall use its best reasonable and good faith efforts to replace or restore Lessor’s water in quality, quantity and point of delivery at sole cost to Lessee.

D.            Subject to the last sentence of Section 15.A of this Mining Lease, Lessee may drill new wells on the Property, and construct facilities on the Property necessary or convenient for the use by it of water produced from such wells in its operations and activities, and apply to the New Mexico State Engineer for and obtain permits and licenses for such uses. During the term of this Mining Lease, Lessee shall be the owner of any such permits, licenses and related water rights. Within ninety (90) days after the end of the term, termination or surrender and release of this Mining Lease, Lessor may by written notice to Lessee request that ownership of any such well, facility, permit and/or license be transferred by Lessee to Lessor. After Lessor and Lessee obtain any approvals required by Applicable Laws and/or any federal, state or local regulatory agency for such transfer so requested by Lessor, Lessee shall make such transfer if and after (i) Lessee has completed all reclamation and restoration work required by the Mining Lease, Applicable Laws and any such agency or (ii) Lessor agrees in writing to complete all such work and to indemnify and hold Lessee harmless against its failure to do so.

16. DEFAULT AND TERMINATION.

A.            In the event either Party considers the other in default under any term or provision of this Mining Lessee, it shall give written notice of such default to the other in the manner provided in Section 30 hereof. If the other Party admits its default, the other Party shall cure the default within sixty (60) days of receiving such notice unless curing the default in good faith and with due diligence would take longer than sixty (60) days, in which case the other Party shall within sixty (60) days begin to cure the default and thereafter proceed in good faith and with due diligence to cure the default.

B.            If the Party asserted to be in default admits its default and fails to cure the default within the time prescribed in Section 16.A, then the Party asserting default may terminate this Mining Lease.

C.            If the Party claimed to be in default denies the default, then the matter shall be submitted to binding arbitration in the manner provided in Section 20 of this Mining Lease. If the Party asserting default prevails at arbitration, then that Party may terminate this Mining Lease unless the other Party proceeds to cure the default(s) confirmed by the arbitration within the time prescribed in Section 16.A.

D.            Subject to the right of a Party to terminate this Mining Lease pursuant to this Section 16, controversy between the Parties shall not interrupt operations hereunder. In the event of any controversy, Lessee shall continue to make the payments to Lessor provided for herein and may continue to exercise its rights hereunder.

17.         SURRENDER AND RELEASE.      Lessee may at any time and from time to time surrender and release this Mining Lease as to all or any part of the Property by (i) filing for record in the appropriate county or counties an instrument of full or partial surrender and release and (ii) giving Lessor notice of such recording. Upon any such recording, Lessee’s rights with respect to the portion of the Property as to which this Mining Lease is surrendered and released (except the rights provided for in Section 18) shall end and, except as provided in the immediately following sentence of this Section 17, Lessee’s obligations thereafter accruing with respect to such portion of the Property shall end. No such recording shall terminate any of Lessee’s obligations theretofore accrued and despite any such recording, Lessee shall annually for each of the first 10 years following execution of this Mining Lease pay Lessor rent pursuant to Section 4 of this Mining Lease unless any such payment is excused pursuant to Section 4.

18.         REMOVAL OF PROPERTY. During the term of this Mining Lease and for a period of six (6) months after the end of the term, the termination of, or the surrender and release by Lessee of its entire interest under, this Mining Lease, Lessee may (but shall not be obligated to) remove from the Property any and all structures, equipment, other personal property and fixtures owned by Lessee or erected or placed by Lessee on the Property except mine timbers, roof supports, and other facilities intended to prevent the caving or collapse of underground mine workings.

19. FORCE MAJEURE.

A.            If either Party shall be prevented by Force Majeure (as defined in Section 19.B. below) from timely performance of any obligation under this Mining Lease (except an obligation of Lessee to pay money to Lessor), the failure of timely performance shall be excused and the period of performance and the term hereof shall be extended for an additional period equal to the duration of the Force Majeure, but in no event shall the term be extended for more then ten (10) years as a result of Force Majeure. Upon the occurrence and upon the termination of any Force Majeure, the Party whose timely performance is prevented shall promptly notify the other Party and shall proceed in good faith and with due diligence to remedy the Force Majeure, but shall not be required to settle any labor dispute or to contest the validity of applicability of any law, regulation or administrative action or any act or failure to act by any civil or military authority.

B.            “Force Majeure” means any cause beyond a Party’s reasonable control, including, without limitation, Applicable Laws; act or failure to act by any governmental authority; inability to obtain any license, permit or other authorization required to conduct operations or in connection with the Property; unforeseen geological or metallurgical conditions: unusually severe weather; acts of God; mining casualty; shutdown of a mill or other processing facility; material damage to or destruction of mine, mill or other facility; fire; explosion; flood; insurrection; riot; labor dispute; inability after diligent efforts to obtain workmen, materials or supplies; delay in transportation; and lack of suitable market for products, excessive costs of mining, processing or marketing, unsatisfactory prices or other market conditions rendering operations uneconomic.

20.           ARBITRATION.      The Parties agree that any controversy or claim arising out of or relating to this Mining Lease, or the breach hereof will be settled by arbitration in accordance with the New Mexico Uniform Arbitration Act (the “Act”), NMSA 1978, §§ 44-7A-1 to 44-7A32, and judgment upon any arbitration award rendered by the arbitrator may be entered by a court in accordance with the Act. The Parties further agree as follows:

A.            The Party seeking arbitration shall serve notice of its demand for arbitration on the other Party in the manner provided in Section 30 of this Mining Lease. The demand shall describe the nature of the controversy and remedy sought.

B.            Any arbitrator selected or appointed to arbitrate any dispute arising under this Mining Lease will be a disinterested person familiar with the business of mining and processing of uranium ore and the marketing of the product from the processing of uranium ore.

C.            Arbitration will be performed by one neutral arbitrator to be selected by the Parties. If the Parties are unable to agree on an arbitrator within twenty (20) days of service of notice of the demand for arbitration, then each Party shall within five (5) days designate its own arbitrator. The Parties’ designated arbitrators shall then within ten (10) days appoint a neutral arbitrator to arbitrate the matters submitted for arbitration.

D.            Venue for any matter submitted by either party for review by a court in accordance with the Act shall be in the Thirteenth Judicial District of New Mexico.

E.             The Party who is not successful in the alleged matters submitted to arbitration shall be responsible to the other Party for all reasonable costs and attorney’s fees.

21. EMPLOYMENT, TRAINING, EDUCATION AND DONATIONS.

A.            Lessee shall make reasonable efforts to provide employment in its activities on the Property to shareholders of Lessor or individuals who are heirs of the Juan Tafoya Land Grant. In the event any shareholder of Lessor or individual who is an heir of the Grant, desires employment from Lessee for operations on the Property, and provided that Lessee in its discretion determines the shareholder or heir demonstrates the necessary qualifications to perform the type of employment required by Lessee incident to its operations on the Property,

Lessee shall, subject to Applicable Laws, employ or promote the shareholder or heir to the position sought so long as the services to be performed by the shareholder or heir are consistent with the requirements of Lessee.

B.            Lessee shall make reasonable efforts to provide job training opportunities to shareholders of Lessor or individuals who are heirs of the Grant, including the implementation of a program for training shareholders and Grant heirs in professional and technical skills applicable to Lessee’s activities on the Property.

C.            For the duration of its activities on the Property under this Mining Lease, Lessee shall fund and sponsor an annual scholarship program for shareholders or Grant heirs to receive undergraduate or graduate level education in the fields of geology, mining engineering, metallurgy, health care, elementary and secondary education, range science or wildlife management at a New Mexico college or university.

D.            Lessee will donate one percent (1%) of its net profits derived from operations on the Property to a social service or community program chosen by Lessor.

22.           RESIDENCY ON THE LEASED PROPERTY. Lessor grants to Lessee the limited right to provide and maintain temporary housing on the Property for mine security personnel only. Lessee shall not house its non-Grant employees, or contractors and their employees, on the Property without Lessor’s prior written consent. Lessee shall also make reasonable efforts to prevent its employees or employees of its contractors from squatting on the Property. This Mining Lease does not prohibit such individuals from securing temporary housing by separate agreement with property owners within the Village of Marquez, New Mexico.

23.           ASSIGNMENT.      Neither Lessor nor Lessee has the right to sell, lease, assign, or convey its rights under this Mining Lease without the written consent of the other Party, which consent shall not be unreasonably withheld. However, either Party may assign its rights under this Mining Lease to an entity owned, controlled, under common control with or operated by that Party without the other Party’s prior written consent.

24.           MODIFICATION AND WAIVER. This Mining Lease may not be amended or modified except by written instrument signed by both Parties. A waiver by either Party of full compliance with any term, covenant, or condition contained in this Mining Lease will not be deemed to be a waiver of such term, covenant, or condition, on any subsequent breach of the same or of any other term, covenant, or condition contained in this Mining Lease.

25.           APPLICABLE LAW. This Mining Lease will be governed, construed, and enforced in accordance with the laws of the State of New Mexico.

26.           CAPTIONS. The captions of any articles, paragraphs or sections of this Mining Lease are made for convenience only and shall not control or affect the meaning or construction of any of the provisions herein.

27.           ATTORNEY’S FEES. Subject to the Parties’ agreement to arbitrate as provided in Section 20 of this Mining Lease, in any arbitration or court action brought by either Party to enforce any of the terms and provisions of this Mining Lease, the prevailing Party in such action will be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses including reasonable attorney’s fees.

28.           ENTIRE AGREEMENT. The Parties intend this Mining Lease to be the final and complete expression of their Agreement. This Mining Lease merges all previous negotiations between the Parties and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof.

29.           SEVERABILITY. In the event any portion of this Mining Lease shall be found invalid or void for any reason, that portion will be deleted from operation and effect within this agreement. However, the balance of this Mining Lease will not be affected and shall continue in full force and effect.

30.           NOTICES. All notices and other communications, required or permitted to be given under this Mining Lease shall be in writing and shall be deemed to have been duly given and delivered, if mailed, certified postage prepaid:

If to Lessor: Juan Tafoya Land Corporation

Attn: Ruth Armijo, President

3801 Benny Road SW

Albuquerque, NM 87105

With copy to: Sanchez, Mowrer & Desiderio, P.C.

Attn: Robert J. Desiderio

P.O. Box 1966

Albuquerque, NM 87103

If to Lessee: Nuclear Energy, Inc.

Attn: Kelsey Boltz, President

5320 North 16th Street

Phoenix, AZ 85016

With copy to: Rodey, Dickason, Sloan, Akin & Robb, P.A.

Attn: Mark K. Adams

P.O. Box 1357

Santa Fe, NM 87504.

Such addresses may be changed from time to time by giving the other party fifteen (15) days prior written notice.

31.           COOPERATION. Lessor shall use its best good faith and diligent efforts to persuade the owners of tracts within the exterior boundaries of the Property but not owned by Lessor to enter into uranium mining leases and agreements with Lessee on substantially the same terms and conditions as are contained in this Mining Lease.

32            SHORT FORM AND RECORDING. Contemporaneously herewith, the Parties shall execute and deliver a Short Form of this Mining Lease. Either Party may record the Short Form in the real property records of Cibola, McKinley and Sandoval Counties. Neither Party shall file or record this Mining Lease in any public records.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Mining Lease on the day and year first written above.

LESSOR:	JUAN TAFOYA LAND CORPORATION

	By	/s/ Ruth Armijo

Its President

LESSEE:	NEUTRON ENERGY, INC.

	By	/s/ Kelsey Boltz

Its President

Exhibit A

Legal description of the McKenzie fence line, the North Fence Line, and the fence lines following the approximate East and South boundaries of the Juan Tafoya Grant in the Vicinity of Marquez, Sandoval County, New Mexico.

From the point of beginning, being stone mound and brass cap narked “POLARIS PT. 1 TURLEY EXCEPTION 19’74”, the U.S.G.S. Station “AQUA” bears S 67° 11’ 374E, and is 18473.05 feet

Then from the above said point of beginning along the South fence S. 89° 07’ 19” W. a distance of 1535.88 feet, to a point from which witness corner No. 1 bears N. 23° E. and is 2.50 feet in distance; then N. 0° 37’ 47” W. a distance of 2396.96 to a point from which witness corner No. 2 bears S 89°19’ W. and is 0.83 feet in distance; then N.02°38’ 44” W, 645.59 feet to a point from which witness corner No. 3 bears N.17° 00’ W. and is 2.17 feet in distance; then W. 63° 49’ 03” W., 314.8 feet to a point from which witness corner No. 4 bears N 26° 00’ E. and is 0.55 feet in distance; then N. 63° 49’ 15” W. 219.09 feet to a point from which witness corner No. 5 bears N. 30° 00’ E. and is 135 feet in distance; then N. 64° 17’ 24” W 380.09 feet to a point from which witness corner No. 6 bears N. 30° 00’ E, and is 1.0 feet in distance; then N. 69° 50’ 26” W.,68.03 feet to a point from which witness corner No. 7 bears N. 14° 00’E. and is 1.4 feet in distance; then N. 74° 24’ 36” W., 271.23 feet to a point from which witness corner No. 8 bears N. 15° 36’ E and is 0.9 feet in distance; then W. 73° 45’ 9” W.452.49 feet to a point from which witness corner No. 9 bears WEST and is 22 feet in distance; then N. 8° 05’ 17” 10.76 feet to a point from which witness corner No. 10 bears N. 78° 00’ W, and is 1.1 feet in distance; then N. 55° 52’ 16” W., 20930 feet to a point from which witness corner No. 11 bears N. 34°’ 00’ E. and is 12 feet in distance; then N. 61° 24’ 28” W., 143.58 feet to a point from which witness corner No. 12 bears N. 28° 35’ E. and is 1.15 feet in distance; then N. 66°20’ 29” W., 122.00 feet to a point from which witness corner No. 13 bears S. 23° 40’ W. and is 12 feet in distance; then N. 62° 31’ W., 193.47 feet to a point from which witness corner No. 14 bears N.2’7° 55’ E, and is 1.4 feet in distance; then N. 62° 05’ 21” W., 116.65 feet to a point from which witness corner No. 15 bears S. 62°05’ E. and is 1.7 feet in distance; then N. 44° 03’ 35” W 36522 feet to a point from which witness corner No. 16 bears N. 43° 57’ E. and is 135 feet in distance; then N. 46° 50’ 39” W., 295.62 feet to a point from which witness corner No. 17 bears S. 31° 43’ E, ands 1.9 feet in distance; then N. 31° 43’ 27” W 238.39 feet to a point from which witness corner No. 18 bears 1.80° 38’ W. and Is 1.1 feet in distance; then N. 09° 22’ 2E’ W 186.10 feet to appoint from which witness corner No. 19 bears S. 20° 00’ E. and is 13 feet in distance; then N. 72° 10’ 44” W., 85.23 feet

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to a point from which witness corner No. 20 bears S. 07° 37’ 26” E., and is 1.3 feet in distance; then N. 07° 06’ 36” W., 140.39 feet to a point from which witness corner No. 21 bears N. 57°37’ 57” W. and is 1.6 feet in distance; then N. 59° 40’ 30” W., 935.35 feet to a point from which witness corner No. 22 bears N. 30° 23’ E. and is 0.7 feet in distance; then N. 60°34’ 27” W., 280.32 feet to a point from which witness corner No. 23 bears N. 29° 40’ E. and Is 1.8 feet in distance; then N. 59° 33’ 04” W., 47.45 feet to a point from which witness corner No. 24 bears N. 29° 51’ E. and is 1.3 feet in distance; then N. 60°00’ 08” W., 243.55 feet to a point from which witness corner No. 25 bears N. 29° 52’ E. and is 0.7 feet in distance; then N. 62° 25’ 35” W., 24.61 feet to a point from which witness corner No. 26 bears N. 26° 58’ E., and is 0.44 feet in distance; then N. 60° 31’ 22” W., 528.28 feet to a point from which witness corner No. 27 bears N. 29° 36’ E. and is 15 feet in distance; then N. 42 20’ 58” W., 114.79 feet to a point from which witness corner No. 28 bears N. 47° 39’ E. and is 1.4 feet in distance; then N. 45° 54’ 37” W., 176.27 feet to a point from which witness corner No. 29 bears N. 46°21’ 56” W. and is 4.5 feet in distance; then N. 33° 04’ 49” W., 30.84 feet to a point from which witness corner No. 30 bears N. 41° 28’ E and is 1.6 feet in distance; then N. 21° 53’ 54” W., 88.11 feet to a point from which witness corner No. 31 bears S. 66° 31” W. and is 1.0 feet in distance; then N. 09° 18’ 27” W., 103.18 feet to a point from which witness corner No. 32 bears N. 66° 31 E. and is 2.4 feet in distance; then N. 06° 32’ 08” E., 101.39 feet to a point from which witness corner No. 33 bears N 82° 31’ E and is 1.2 feet in distance; then N. 00° 55’ 31” K, 32.00 feet to a point from which witness corner No. 34 bears S. 84° 00’ E. and is 13 feet in distance; then N. 05° 59’ 48” E., 69.14 feet to a point from which witness corner No. 35 bears S. 88° 53’ E. and is 1.5 feet in distance; then N. 10° 53’ 07” E, 298.14 feet to a point from which witness corner No. 36 bears N. 11° 39’ E. and is 3.18 feet in distance; then S. 80° 54’ 37” E., 126.98 feet

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to a point from which witness corner No.37 bears S. 10° 25’ W. and is 3.3 feet in distance; then N. 87° 59’ E., 48.90 feet to a point from which witness corner No. 38 bears S. 03° 16’ E., 2.15 feet in distance; then S. 81° 34’ E., 238.09 feet to a point from which witness corner No. 39 bears S. 08’° 13’ E and is 1.2 feet in distance; then S. 84° 31’ 22” E,105.41 feet to a point from which witness corner No. 40 bears S. 85’ 09’ E. and is 1.6 feet in distance; then N. 57° 41’ 57” E., 92.98 feet to a point from which witness corner No. 41 bears N. 35° 00’ E. and is 2.4 feet in distance; then N. 69°18’ 48” E., 51.92 feet to a point which witness corner No. 42 bears S. 18° 38’ E. and is 0.5 feet in distance; then N. 69° 01’ 11’ E., 87.68 feet to a point from which witness corner No. 43 bears S 20° 55’ E. and is 0.6 feet in distance; then N. 65° 41’ 02” E., 98.30 feet to a point from which witness corner No. 44 bears S. 59° 30’ W. and is 1.3 feet in distance; then N. 59 10’ 05” E. 130.22 feet to a point from which witness corner No. 45 bears S 71° 48’-E. and is 1.0 feet in distance; then N. 75° 56’ 20” E., 46.41 feet to a point from which witness corner No. 46 bears S. 35° 50’ E. and is 0.8 feet in distance; then N. 41° 22’ 45” E 37.38 feet to a point from which witness corner No. 47 bears S. 60° 00’ E. and is 1.3 feet in distance; then N. 24° 04’ 41” E, 10.53 feet to a point from which witness corner No. 48 bears S. 73° 00 E and is 0.7 feet in distance; then N. 12° 55’ 26” E., 17.04 feet to a point from which witness corner No. 49 bears S. 75° 00’ E. and is 0.95 feet in distance; then N. 17° 43’ 24” E, 29.96 feet to a point from which witness corner No.50 bears S. 65° 00’ E. and is 1.1 feet in distance; then N. 38 15’ 06” E., 45.64 feet to a point from which witness corner No. 51 bears N. 25 00’ W. and is 1.0 feet in distance; then N. 74° 43’ 56” E., 52.38 feet to a point from which witness corner No. 52 bears S.13° 00’ E and is 0.85 feet in distance; then N. 34° 12’ 12” E., 291.81 feet to a point from which witness corner No. 53 bears N. 58° 00’ W. and is 0.75 feet in distance; then S. 52° 17’ 32” E., 1742.68 feet to a point from which witness corner No.

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54 bears S. 20° 50’ W. and is 13 feet in distance: then S. 69° 25’ 36” E., 14.17 feet to a point from which witness corner No.,55 bears S. 33° 00’ W. and is 1.4 feet in distance; then S. 64° 04’ 07” E.,312.89 feet to a point from which witness corner No. 56 bears S. 26° 00’ W. and is 0.8 feet in distance; then N. 89° 39’ 19” E., 203.36 feet to a point from which witness corner No. 57 bears S. 08° 00’ E and is 0.8 feet in distance; then N. 76° 31’ 41” E., 683.63 feet to a point from which witness corner No. 58 bears S. 13° 00’ E. and is 0.86 feet in distance; then N. 76° 59’ 19” E, 773.28 feet to a point from which witness corner No. 59 bears S.13° 00’ E. and is 1.15 feet in distance; then N. 77° 31’ 06” E 446.69 feet to a point from which witness corner No. 60 bears S. 51° 57’ E. and is 0.8 feet in distance; then N. 01° 21’ 06” W. 4260.77 feet to a point from which witness corner, marked N. Fence A.P. No. 1, bears N. 01° 21’ W. and is 0.86 feet in distance; then S. 88° 33’ 24” E along the north fence 268.77 feet to a point from which witness corner A.P. No. 2, bears No. 01° 28 E. and is 0.75 feet in distance; then S. 84° 11’ 33” E., 63.33 feet to a point from which witness corner A.P. No. 3 bears S. 06° 00’ W. and is 1.55 feet in distance; then S. 87° 01’ 55” E., 5660.50 feet to a point from which witness corner A.P. No. 4 bears S. 03° 00’ W. and is 1.35 feet in distance; then S. 83° 19’ 11” E. 127.23 feet to a point from which witness corner A.P. No. 5 bears S. 07° 00’ W. and is 1.7 feet in distance; then S. 88° 30’ 31” E., 1966.28 feet to a point from which witness corner A.P. No. 6 bears S. 01° 30’ W. and is 1.2 feet in distance; then S. 89° 28’ 09” E., 7682.87 feet to a point from which witness corner A.P. No. 7 bears S. 33° 00’ W. and is 1.9 feet in distance,• then S. 00° 03’ 21” E. a distance of 8159.75 feet; then S. 01° 19’ 39” E. a distance of 686.36 feet then S. 12° 34’ 47” E. distance of 175.27 feet then S.12° 37’ 30” W. a distance of 236.04 feet; then S. 00° 45 35” W. a distance of 1151.82 feet; then S. 04° 39’ 24” E. a distance of 365.79 feet; then S. 86° 00’ 37” W. a distance of 501.10 feet; then N. 69° 37’ 48” W. a distance of 108.08 feet; then N. 82° 39’

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20” W. a distance of 414.86 feet; then N. 77° 35’ 01” W. a distance of 410.78 feet; then N. 74’ 28’ 36” W. a distance of 460.46 feet; then S. 81°10’ 12” W. a distance of 188.82 feet; then S. 56° 27’ 27” W. a distance of 402.81 feet; then N. 88° 00’ 38” W. a distance of 511.50 feet; then N. 56° 42’ 08” W. a distance of 620.12 feet; then S. 87° 46’ 48” W. a distance of 1335.83 feet; then S, 89° 16’ 17” W. a distance of 1650.44 feet; then N. 89° 15’ 15” W. a distance of 3195.41 feet; then S. 88° 28’ 59” W. a distance of 4059.24 feet; then S. 73° 09’ 13” W. a distance of 71.03 feet; then S. 89° 14’ 48” W. a distance of 392.88 feet to the point and place of beginning, and containing an area of 4096.6609 acres, more or less, also known as the Juan Tafoya Land Grant, being the village and community lands of the Town of Marquez, New Mexico.

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